PACIFICHEALTH LABORATORIES, INC.

                      PROMOTIONAL SHARES LOCK-IN AGREEMENT


I. This Promotional Shares Lock-In Agreement ("Agreement"), which was entered into on the 16th of December 1997, by and between PacificHealth Laboratories, Inc. ("Issuer"), whose principal place of business is located in Woodbridge, New Jersey, and _________________________ ("Security Holder") witnessed that:

    A. The issuer has filed an application with the Pennsylvania Securities Commission (the "Commission") to register certain of its Equity Securities for sale to public investors who are residents of Pennsylvania ("Registration");

    B. The Security Holder is the owner of shares of common stock or similar securities and/or possess convertible securities, warrants, options or rights which may be converted into, or exercised to purchase shares of common stock or similar securities of Issuer.

    C. As a condition to Registration, the Issuer and Security Holder ("Signatories") agree to be bound by the terms of this Agreement.

II. THEREFORE, the Security Holder agrees not to sell, pledge, hypothecate, assign, grant any option for the sale of, or otherwise transfer or dispose of, whether or not for consideration, directly or indirectly, the EQUITY SECURITIES as defined in the North American Securities Administrators Association ("NASAA") Statement of Policy on Corporate Securities Definitions set forth below and all certificates representing stock dividends, stock splits, recapitalizations, and the like, that are granted to, or received by, the Security Holder while the EQUITY SECURITIES are subject to this Agreement ("Restricted Securities").

    a.  Year one:

        Restricted Securities   -   all shares owned by the Security Holder

    b.  Year two:

        Restricted Securities   -   __________ shares of Common Stock

    Beginning one year from the completion date of the Issuer's public offering pursuant to the Registration, two and one-half percent (2 1/2%) of the Restricted Securities may be released each quarter pro rata among the Security Holders. All remaining Restricted Securities shall be released from escrow on the anniversary of the second year from the completion date of the public offering.


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III. THEREFORE, the Signatories agree and will cause the following:

     A. In the event of a dissolution, liquidation, merger, consolidation, reorganization, sale or exchange of the Issuer's assets or securities (including by way of tender offer), or any other transaction or proceeding with a person who is not a Promoter, which results in the distribution of the Issuer's assets or securities ("Distribution"), while this Agreement remains in effect that:

        1. All holders of the Issuer's EQUITY SECURITIES will initially share on a pro rata, per share basis in the Distribution, in proportion to the amount of cash or other consideration that they paid per share for their EQUITY SECURITIES (provided that the Administrator has accepted the value of the other consideration), until the shareholders who purchased the Issuer's EQUITY SECURITIES pursuant to the public offering ("Public Shareholders") have received, or have had irrevocably set aside for them, an amount that is equal to one hundred percent (100%) of the public offering's price per share times the number of shares of EQUITY SECURITIES that they purchased pursuant to the public offering and which they still hold at the time of the Distribution, adjusted for stock splits, stock dividends recapitalizations and the like; and

        2. All holders of the Issuer's EQUITY SECURITIES shall thereafter participate on an equal, per share basis times the number of shares of EQUITY SECURITIES they hold at the time of the Distribution, adjusted for stock splits, stock dividends, recapitalizations and the like.

        3. The Distribution may proceed on lesser terms and conditions than the terms and conditions stated in paragraphs 1 and 2 above if a majority of the EQUITY SECURITIES that are not held by Security Holders, officers, directors, or Promoters of the Issuer, or their associates or affiliates vote, or consent by consent procedure, to approve the lesser terms and conditions.

     B. In the event of a dissolution, liquidation, merger, consolidation, reorganization, sale or exchange of the Issuer's assets or securities (including by way of tender offer), or any other transaction or proceeding with a person who is a Promoter, which results in a Distribution while this Agreement remains in effect, the Restricted Securities shall remain subject to the terms of this Agreement.

     C. Restricted Securities may be transferred by will, the laws of descent and distribution, the operation of law, or by order of any court of competent jurisdiction and proper venue.

     D. Restricted Securities of a deceased Security Holder may be hypothecated to pay the expenses of the deceased Security Holder's estate. The hypothecated Restricted Securities shall remain subject to the terms of this Agreement. Restricted Securities may not be pledged to secure any other debt.

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     E. Restricted Securities may be transferred by gift to the Security
        Holder's family members, provided that the Restricted Securities shall remain subject to the terms of this Agreement.

     F. With the exception of paragraph A.3 above, the Restricted Securities shall have the same voting rights as similar EQUITY SECURITIES not subject to the Agreement.

     G. A notice shall be placed on the face of each stock certificate of the Restricted Securities covered by the terms of the Agreement stating that the transfer of the stock evidenced by the certificate is restricted in accordance with the conditions set forth on the reverse side of the certificate; and

     H. A typed legend shall be placed on the reverse side of each stock certificate of the Restricted Securities representing stock covered by the Agreement which states that the sale or transfer of the shares evidenced by the certificate is subject to certain restrictions until the second anniversary of the completion of the public offering pursuant to an agreement between the Security Holder (whether beneficial or of record) and the Issuer, which agreement is on file with the Issuer and the stock transfer agent from which a copy is available upon request and without charge.

     I. The terms of this Agreement shall begin on the date that the Registration is declared effective by the Commission ("Effective Date") and shall terminate:

        1. On the anniversary of the second year from the completion date of the public offering; or

        2. On the date the Registration has been terminated if no securities were sold pursuant thereto; or

        3. If the Registration has been terminated, the date that checks representing all of the gross proceeds that were derived therefrom and addressed to the public investors have been placed in the U.S. Postal Service with first class postage affixed; or

        4. On the date the securities subject to this Agreement become "Covered Securities," as defined under the National Securities Markets Improvement Act of 1996.

     J. This Agreement to be modified only with the written approval of the Commission.

IV.  THEREFORE, the Issuer will cause the following:

     A. A manually signed copy of the Agreement signed by the Signatories to be filed with the Commission prior the Effective Date;

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     B. Copies of the Agreement and a statement of the per share initial public offering price to be provided to the Issuer's stock transfer agent;

     C. Appropriate stock transfer orders to be placed with the Issuer's stock transfer agent against the sale or transfer of the shares covered by the Agreement prior to its expiration, except as may otherwise be provided in this Agreement;

     D. The above stock restriction legends to be placed on the periodic statement sent to the registered owner if the securities subject to this Agreement are uncertificated securities.

Pursuant to the requirements of this Agreement, the Signatories have entered into this Agreement, which may be written in multiple counterparts and each of which shall be considered an original. The Signatories have signed the Agreement in the capacities, and on the dates, indicated.

V. The Security Holder understands and agrees that this agreement runs concurrently with, and does not replace, the Security Holder's agreement with First Montauk Securities Corp. (the "Underwriter") pursuant to which the Security Holder has agreed to not sell any shares of Common Stock owned by the Security Holder for one year from the effective date of the Registration without the consent of the Underwriter, and further understands that the Underwriter has represented to and agreed with the Commission that it will not release any of the shares owned by the Security Holder for sale during the one year period contemplated thereby.

IN WITNESS WHEREOF, the Signatories have executed this Agreement.

(ISSUER'S NAME)

By
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    President

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Signature

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Printed Name of Security Holder

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Title, if Applicable


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